Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of November, 2004, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and Joseph Smorada (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During this Agreement and subject to the terms and conditions hereof, JDI agrees to employ Employee, and Employee agrees to serve as Executive Vice President and Chief Financial Officer of JDI. In such capacity Employee will report to the President/CEO of JDI, and to be responsible for the typical management responsibilities expected of an officer holding such position and such other duties and responsibilities consistent with such position as may be assigned to the Employee from time to time by the President/CEO.

1.2 Term. Subject to Article II hereof, this Agreement may be terminated by either party, for any reason or no reason, upon two weeks prior written notice to the other party, except that no such notice shall be required in the event that JDI terminates this Agreement for Cause (as provided for in Article II, Section 2.2 hereof).

1.3 Place of Employment. Employee’s initial principal place of employment shall be 8310 16th Street, Sturtevant, Wisconsin.

1.4 Duties. During the Period of Employment, the Employee shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with his position and which may be assigned to him from time to time by the President/CEO.

ARTICLE II

Termination

2.1 Voluntary Resignation or Termination Without Cause. JDI may terminate Employee’s employment at any time without “Cause” (as defined in Section 2.2 hereof) upon two weeks written notice as provided in Article I, Section 1.2. Similarly, Employee may voluntarily resign at any time upon the two weeks written notice as provided in Article I, Section 1.2.

2.2 Termination for Cause. JDI may terminate Employee’s employment at any time without the notice required in Article I, Section 1.2 if such termination is for “Cause” (as defined herein). “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement, provided Employee has been given at lest 10 days written notice of said breach and has not remedied or corrected such breach within 5 days of receipt of such notice.

(b) Material failure to perform within the provisions of “This We Believe,” provided Employee has been given at lest 10 days written notice of said failure and has not corrected such failure within 5 days of receipt of such notice.

(c) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the President/CEO concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the President/CEO following full disclosure of all pertinent details of the transaction.

(h) Breach of the fiduciary duty owed to JDI as an officer of JDI.

(i) Breach of any duty or obligation under the agreements attached as Addenda A, B, C and D to this Agreement, provided Employee has been given at lest 10 days written notice of said breach and has not remedied or corrected such breach within 5 days of receipt of such notice.

2.3 Resignation for Good Reason, Retirement, Death, Disability or Termination without Cause.

(a) Employee’s employment shall terminate automatically and immediately upon Employee’s Retirement or Death.

(b) Upon the President/CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of his position, Employee’s officer status will be terminated, and Employee’s employment will continue pursuant to the JDI’s applicable policies and benefits related to disabled employees. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with reasonable accommodation. A determination of disability shall be made by an independent physician selected by the President/CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the

President/CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long term disability insurance policy provided by JDI or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

(c) Employee may resign at any time for “Good Reason” (as defined herein) without the need for two weeks written notice to JDI. “Good Reason” shall be defined as: (1) a material diminution in the requirements of Employee’s employment, or (2) any other material change in such position, including titles, location, authority or responsibilities from those contemplated by Article I of this Agreement, or (3) a change in control (defined as the sale of JDI to one or more independent third parties, pursuant to which such party or parties acquire (i) capital stock of JDI possessing the voting power to elect a majority of the Board (whether by merger, consolidation, recapitalization or sale or transfer of JDI’s capital stock) or (ii) all or substantially all of JDI’s assets determined on a consolidated basis, or (4) Employee’s mandatory relocation.

2.4 Payments upon Termination of Agreement.

(a) If Employee should resign his employment (other than for “Good Reason” as defined in Section 2.3 hereof), or if the President/CEO should terminate Employee for Cause, Employee shall not be entitled to any compensation or remuneration other than such salary and benefits through the effective date of termination and amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law.

(b) If Employee’s employment is terminated as a result of Death, Employee’s estate shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect, receive (a) a prorated performance bonus for the fiscal year in which the termination occurs, as described in Section 3.2, which shall be payable at the time and in the manner in which JDI normally pays such bonuses; and (b) reimbursement of expenses to which Employee is entitled under Section 3.6.

(c) If Employee’s employment is terminated as a result of Termination without Cause or if Employee resigns for Good Reason, and so long as Employee does not materially breach any provisions of the Agreement to Respect Proprietary Rights and Noncompete and Code of Ethics, attached as Addenda C and D, respectively, Employee will receive (1) continuation of Employee’s base salary for one year; (2) a performance bonus prorated for the period worked during the year in which the termination occurs, as described in Section 3.2; and (3) a performance bonus at the target level for the one-year salary continuation period. Employee will be given the option to take the base salary and bonus payouts as either a lump sum at the time of termination, or paid out over the ensuing 12 months. If Employee elects the latter, the payouts will be divided by 12 and 1/12 will be included in each monthly payment along with the monthly base salary. In addition to the foregoing, if Employee is terminated without Cause or Employee resigns for Good Reason prior to his five-year anniversary with the Company, any unvested stock and/or stock options will vest on Employee’s termination date.

(d) In addition, if Employee resigns for Good Reason or is terminated without Cause, prior to Employee’s five-year anniversary with JDI, JDI will relocate Employee back to Connecticut according to the terms of JDI’s relocation policy, such terms to be no less favorable than those in effect on the date of Employee’s offer of employment.

ARTICLE III

Compensation

3.1 Base Salary. The Company agrees to pay the Employee an initial base salary (“Base Salary”) of $430,000. Such Base Salary shall be payable according to the customary payroll practices of the Company. Beginning in 2006, the Employee shall be considered for an increase in Base Salary effective on the payroll date nearest April 1 of each contract year. In addition, employee shall receive a one-time signing bonus in the amount of $50,000 to be paid in the first pay period following the commencement of employment with JDI.

3.2 Performance Bonus. The Employee shall be eligible to receive a Performance Bonus in accordance with the terms of the Performance Bonus Opportunity Plan. The Employee’s target bonus is 65% of Employee’s base salary. Depending on achievement of objectives, this amount can range between 0% and 130% of the target based upon Company performance and upon Employee’s performance of objectives, and can be taken in cash or can be deferred with interest.. The Performance Bonuses are paid after approval by the Board of Directors Compensation Committee of the Company.

3.3 Long Term Incentive Plan. As provided in the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan, as amended from time to time (the “LTIP”), the awards of stock and stock options granted pursuant to the LTIP shall be in the sole discretion of the Board of Directors Compensation Committee which administers the LTIP. Upon execution of this Agreement, Employee will receive a grant of 2,500 Class C stock options with a grant value of approximately $435,000. Employee will also be eligible to receive an additional grant in March 2005 as part of the Company’s annual grant process. In addition, upon execution of this Agreement, Employee will receive a Class C restricted stock grant of 2,500 shares, with a current approximate value of $339,000. In the event of a termination without Cause or Resignation for Good Reason, all of Employee’s Stock Options and Restricted Stock shall vest immediately. The terms of the awards are contained on Addenda A and B attached hereto.

3.4 Ownership Requirements. The Employee and JDI will jointly cooperate to enable Employee to build real ownership in the Company’s stock equal to two times Employee’s base salary by at least November 1, 2011.

3.5 Deferred Compensation Plan. The Employee shall be eligible to participate in the Company’s Deferred Compensation Plan.

3.6 Flexible Spending Account. Employee shall be entitled to an annual Flexible Spending Account of $10,000 to be used for annual country club dues, financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only), and health club membership.

3.7 Benefits. Employee shall be entitled to participate in all benefit programs which JDI from time to time may make available to all other similarly situated employees and in any event no less than those afforded to JDI executive level employees in the Employee’s assigned country for benefit purposes. Employee shall have no vested rights in any such programs except as expressly provided herein or under the terms thereof. JDI expressly reserves the right in its sole discretion to terminate or modify any such programs at any time and from time to time.

ARTICLE IV

Miscellaneous

4.1 Entire Agreement. This Agreement, including the Offer Letter of even date herewith and Addenda incorporated herein under Section 4.9 hereof, sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

4.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

4.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

4.4 Disputes. Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known or until such time as said information is to be filed in court to confirm or object to the arbitration award at which time the parties hereto will cooperate to maintain such secrecy if possible consistent with the rules of the court.. The parties shall share all expenses of arbitration equally unless the arbitrator shall direct otherwise as part of the award.

4.5 Limitation on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

4.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	Joe Smorada
Executive Vice President and Chief Financial Officer
JohnsonDiversey, Inc.
8310 16th Street
P. O. Box 902
Sturtevant, WI 53177-0902

With a copy to:
Scott R. Lucas, Esq.
Martin, Lucas & Chioffi, LLP
177 Broad Street
Stamford, CT 06901

If to JDI:	JoAnne Brandes
Executive Vice President, Chief Administrative Officer, General Counsel & Secretary
JohnsonDiversey, Inc.
8310 16th Street – MS 510
P.O. Box 902
Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

4.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

4.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.9 Incorporation of Terms. The introductory language and recitals set forth above, and Addenda A, B, C and D attached hereto, are incorporated by reference as a part of this Agreement.

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By	/s/ JoAnne Brandes
JoAnne Brandes, Executive Vice
President, Chief Administrative Officer,
General Counsel & Secretary

/s/ Joseph Smorada
Joseph Smorada

/s/ Elizabeth Eisenstaedt
Witness Elizabeth Eisenstaedt

ADDENDUM A

JOHNSONDIVERSEY, INC.

Award of Stock Options

I am pleased to inform you that 2,500 Stock Options have been awarded to you under the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan (“LTIP”) as amended and restated. This award is subject to the following terms and conditions:

1.	Your acceptance and signature confirming the terms outlined in your Employment Agreement.

2.	The Exercise Price of the Stock Options is $135.61.

3.	The issuance date of the stock options will be within two weeks of receiving your signed Employment Agreement. The vesting period for the Stock Options will lapse October 31, 2008, if you continue to be employed the Company or a Subsidiary until that date. However, the vesting period may be accelerated in accordance with Section 4 or 5 below. Vested Stock Options shall be exercisable for a 7-year period from the date of grant.

4.	If your employment relationship with the Company or a Subsidiary terminates due to Death, Retirement or Resignation for Good Reason, as defined in the Employment Agreement, or any other reason other than for Cause, also defined in the Employment Agreement, then your Stock Options will vest in full. You will receive instructions regarding the exercise of vested options.

5.	If your employment is Terminated for Cause or you resign without Good Reason, as those terms are defined in the Employment Agreement, prior to the Vesting Date of the Stock Options, all of the Stock Options will be forfeited.

6.	Vested stock options may be exercised by giving notice to the Company of the number of shares being exercised accompanied by full payment of the exercise price in cash made in US dollars or such other form of payment as the Board of Directors Compensation Committee (the “Committee”) shall permit.

7.	Employee will have no rights as a stockholder with respect to shares subject to Stock Options unless and until they are exercised and Company Shares are actually issued to the Employee.

8.	The Stock Options are not transferable except by the laws of descent and distribution upon the death of the Employee.

9.	The Employee shall hold all Company Shares acquired through the exercise of Stock Options for at least 6 months from the date such Stock Options were exercised.

10.	The Company shall have the option, pursuant to Article 7 of the LTIP, to repurchase all Company Shares upon Employee’s termination of employment. The purchase price shall be the price determined pursuant to Article 7 of the LTIP at the most recently computed Cash Flow Return on Investment value (“CFROI”). Company shares may not be transferred except pursuant to Section 7.02 of the LTIP. An appropriate legend shall be placed on the Company shares identifying them as subject to its provisions of the LTIP.

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11.	Employee acknowledges the Committee’s authority with respect to the LTIP, including the Committee’s authority to interpret the LTIP. Employee also acknowledges the Committee’s determination of the Company’s value based on CFROI.

12.	The Company shall have the authority to deduct or withhold, or require Employee to remit to the Company an amount sufficient to satisfy taxes required by law to be withheld with respect to any exercise of Employee’s rights under these provisions.

13.	This award is voluntary and discretionary, being made on a one-time basis and it does not constitute a commitment to make any future awards except as may otherwise be provided in the Employment Agreement.

14.	This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.

15.	Nothing in this Agreement will give you any right to continued employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or any Subsidiary to terminate your employment.

16.	Information about you and your award of Stock Options may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. You understand that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your receipt of the Units in any one or more of the ways referred to above.

17.	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18.	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Wisconsin, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.	This award is subject to the terms and conditions of the Plan. Capitalized terms used in this letter agreement and not otherwise defined have the meanings assigned to them in the Plan. By signing below you acknowledge receipt of a copy of the Plan and acceptance of all of the terms of this award.

Accepted this 1st day of November, 2004.

/s/ JoAnne Brandes	/s/ Joseph Smorada
JoAnne Brandes	Joseph Smorada
Executive Vice President, CAO, General Counsel & Secretary
JohnsonDiversey, Inc.

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ADDENDUM B

JOHNSONDIVERSEY, INC.

Award of Restricted Shares

I am pleased to inform you that 2,500 Restricted Shares have been awarded to you under the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan (“LTIP”) as amended and restated. This award is subject to the following terms and conditions:

1.	Your acceptance and signature confirming the terms outlined in your Employment Agreement.

2.	The grant price of the Restricted Shares is $135.61.

3.	Fifty percent of the Shares will vest on October 31, 2008, and the remaining 50 percent will vest on October 31, 2009.

4.	If your employment relationship with the Company or a Subsidiary terminates due to Death, Retirement or Resignation for Good Reason, as defined in the Employment Agreement, or any other reason other than for Cause, also defined in the Employment Agreement, then any outstanding award shall vest in full.

5.	If your employment is Terminated for Cause or you resign without Good Reason, as those terms are defined in the Employment Agreement, prior to the vesting date of any award, such award will be forfeited.

6.	The restrictions on each grant of Restricted Shares will lapse at such time or times, and on such conditions, as determined in the sole discretion of the Board of Directors Compensation Committee (the “Committee”) but not later than 5 years from the date of grant.

7.	Employee will have all the rights of a shareholder with respect to the Restricted Shares, including any voting and dividends rights if applicable and subject to the restrictions described in Article 6 of the LTIP and any other conditions imposed by the Committee at the time of the grant. Dividends shall be paid to the Employee in the same manner and contemporaneously with, the payment of dividends to shareholders of the Company owning Company Shares of the same class.

8.	The Restricted Shares are not transferable except by the laws of descent and distribution upon the death of the Employee.

9.	The Company shall have the option, pursuant to Article 7 of the LTIP, to repurchase all Company Shares upon Employee’s termination of employment. The purchase price shall be the price determined pursuant to Article 7 of the LTIP at the most recently computed Cash Flow Return on Investment value (“CFROI”). Company shares may not be transferred except pursuant to Section 7.02 of the LTIP. An appropriate legend shall be placed on the Company shares identifying them as subject to its provisions of the LTIP.

10.	Employee acknowledges the Committee’s authority with respect to the LTIP, including the Committee’s authority to interpret the LTIP. Employee also acknowledges the Committee’s determination of the Company’s value based on CFROI.

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11.	The Company shall have the authority to deduct or withhold, or require Employee to remit to the Company an amount sufficient to satisfy taxes required by law to be withheld with respect to any award made under the Plan.

12.	This award is voluntary and discretionary, being made on a one-time basis and it does not constitute a commitment to make any future awards, except as may otherwise be provided in the Employment Agreement.

13.	This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.

14.	Nothing in this Agreement will give you any right to continued employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or any Subsidiary to terminate your employment.

15.	Information about you and your award of Restricted Shares may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. You understand that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your receipt of the Restricted Shares in any one or more of the ways referred to above.

16.	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Wisconsin, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

18.	This award is subject to the terms and conditions of the Plan. Capitalized terms used in this letter agreement and not otherwise defined have the meanings assigned to them in the Plan. By signing below you acknowledge receipt of a copy of the Plan and acceptance of all of the terms of this award.

Accepted this 1st day of November, 2004.

/s/ JoAnne Brandes	/s/ Joseph Smorada
JoAnne Brandes	Joseph Smorada
Executive Vice President, CAO, General Counsel & Secretary
JohnsonDiversey, Inc.

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ADDENDUM C

JOHNSONDIVERSEY, INC.

AGREEMENT TO RESPECT PROPRIETARY RIGHTS AND NONCOMPETE

Officer Level Employee

JohnsonDiversey, Inc. (“JohnsonDiversey”) and its predecessors, subsidiaries and affiliates have prospered for many years by continuously developing new products, services, markets, and industry knowledge. The ability to satisfy our customers needs with products and services superior to our competitors is critical to our success. JohnsonDiversey is committed to continuing this heritage of strong research and development efforts. However, JohnsonDiversey is also aware that competitors seek out JohnsonDiversey’s proprietary information and seek to minimize the competitive advantages gained from the efforts of our own employees.

JohnsonDiversey is committed to protecting its exclusive legal rights to use proprietary information developed by its employees and agents as well as proprietary information of its subsidiaries and affiliates. Failure to vigorously assert these rights where appropriate would amount to a failure to preserve our corporate assets for the benefit of our employees, related companies, shareholders and their families. In addition, JohnsonDiversey (including its subsidiaries and affiliates) has entered into agreements with many third parties, such as customers, suppliers, licensors/licensees and contractors (“Business Partners”), that require employees to protect the proprietary and confidential information supplied by these entities. JohnsonDiversey expects and requires that all employees will strictly adhere to “Standards of Conduct”, as described below, in order to protect JohnsonDiversey’s and its Business Partners’ proprietary rights. The Standards of Conduct apply during employment with JohnsonDiversey and during specified time periods following termination of employment.

Standard 1: Upon request by JohnsonDiversey, during employment and thereafter, Officer will return all records or documents, including computer generated or stored records, products, and other tangible items, as well as any and all copies of any records or documents, containing, comprising, or relating to JohnsonDiversey’s (including its subsidiaries, and affiliates) or business Partners’ “Confidential Information” or “Trade Secrets” which Officer creates or obtains at any time during Officer’s employment with JohnsonDiversey.

Standard 2: During the term of employment and for a two (2) year period immediately following termination of employment for whatever reason, Officer will neither appropriate, disclose, or transfer to, nor publish or use for any reason any “Confidential Information” which Officer created or acquired during the period of Officer’s employment except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need to know for the benefit of JohnsonDiversey. For the purposes of this Standard of Conduct, “Confidential Information” means information pertaining to JohnsonDiversey business activities (including its subsidiaries, and affiliates) which is not generally known by JohnsonDiversey competitors or the public and does not qualify as a “Trade Secret”. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique or process to which all of the following apply: 1. The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and, 2. The information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances. Notwithstanding the foregoing, Confidential Information and/or Trade Secrets shall not include information or material that (i) was known by you or in your possession prior to your employment hereunder, (ii) is or becomes available to the public other than by disclosure by you or any person to whom you disclosed the information or material, or (iii) you lawfully received on a non-confidential basis from a person or entity that is neither JohnsonDiversey, its affiliate, subsidiary or Business Partner.

Standard 3: Officer understands that Officer may create or obtain information qualifying as a “Trade Secret” as defined by Standard 2 JohnsonDiversey has exclusive ownership rights to any such Trade Secrets. So long as any such information retains its character as a legal Trade Secret, Officer will neither appropriate, disclose, or transfer to, nor publish or use any such information except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need-to-know for the benefit of JohnsonDiversey.

Standard 4: Officer will not in any unauthorized manner appropriate, disclose, transfer, publish, or use any “Confidential Information” or “Trade Secret” information provided to JohnsonDiversey (including its subsidiaries, and affiliates) by a Business Partner during the term specified in the agreement(s) between the Business Partner and JohnsonDiversey (including its subsidiaries, and affiliates). Officer may contact JohnsonDiversey’s Law Department to verify the type of information characterized as confidential or trade secret by the Business Partner and the time period covered by such an agreement as well as to determine the specific restrictions placed on such information by such an agreement.

Standard 5: During employment with JohnsonDiversey and for a two (2) year period immediately following termination of employment, for whatever reason, Officer will not indirectly, or by assisting others, recruit, solicit, hire, employ, or endeavor to employ any current JohnsonDiversey employee, including employees of JohnsonDiversey’s subsidiaries and affiliates, with whom Officer had material contact during Officer’s employment with JohnsonDiversey.

Standard 6: Among other things, an Officer receives access to a significant amount of JohnsonDiversey business and technical Confidential Information and Trade Secrets during employment with JohnsonDiversey. Those employees having contact with customers of JohnsonDiversey additionally obtain valuable information about their personnel, product needs, business plans, locations and the like which is established and maintained at great expense. During employment with JohnsonDiversey and for an eighteen (18) month period immediately following termination of employment for whatever reason, Officer will not perform work or services similar to those performed for JohnsonDiversey during Officer’s most recent three (3) years of the term of employment as an employee of JohnsonDiversey, directly or indirectly, as an owner, partner, shareholder (except of 1% or less of any class of outstanding securities listed in any national securities exchange or actively traded in an over-the-counter market), employee, agent, advisor or consultant for any active competitor of JohnsonDiversey or for any supplier to an active competitor of JohnsonDiversey in the market of manufacturing or selling (a) polymer products of the type provided by JohnsonDiversey, or (b) commercial/industrial maintenance products and services of the type provided by JohnsonDiversey, its divisions, or by its subsidiary companies. Those employees having substantial contact with JohnsonDiversey’s customers will not for an eighteen (18) month period immediately following termination of employment directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, canvas, contact, solicit or accept any customers of JohnsonDiversey with whom the Officer had contact with or responsibility for on behalf of JohnsonDiversey during the most recent three (3) years of the term of employment for the purpose of selling products or services similar to or competitive with those offered or sold to such customers on behalf of JohnsonDiversey during the term of Officer’s employment by JohnsonDiversey.

Standard 7: All discoveries, improvements, ideas and developments (“Developments”), trademarks and copyrights which Officer, alone or jointly with others, conceives, makes or acquires during Officer’s employment with JohnsonDiversey, whether during or after regular working hours, that are directly or indirectly related to any business or activity in which JohnsonDiversey is engaged at the time Officer conceives, makes, or acquires such Developments, trademarks and copyrights are the exclusive property of JohnsonDiversey. Any Officer rights to any legal interest in these Developments, trademarks and copyrights are expressly assigned to JohnsonDiversey, and, as applicable, shall be deemed to be “works for hire”. Furthermore, Officer agrees to promptly disclose any and all such Developments, trademarks, and copyrights and will execute and deliver to JohnsonDiversey any instruments JohnsonDiversey requests to permit JohnsonDiversey to acquire, maintain or enforce any patents covering such Developments, trademark registrations or copyrights in the united States or foreign countries, all at JohnsonDiversey’s expense.

Officer appreciates that JohnsonDiversey should not be compelled to use Company financial resources to enforce the obligations contained in these Standards of Conduct. Officer, therefore, agrees that should a court conclude that Officer violated any obligation contained in these Standards of Conduct, JohnsonDiversey (including subsidiaries, and affiliates) should recover from Officer all costs incurred by JohnsonDiversey in enforcing the obligation or obtaining relief from any such breach.

In the event JohnsonDiversey is compelled to take legal action to enforce the terms of this Agreement, the initiation of such action shall toll the time periods running under this Agreement and the tolling shall continue until a final decision no longer subject to appeal is rendered.

JohnsonDiversey may at its sole discretion elect to have any dispute arising under this Agreement decided by binding arbitration in order to protect the confidentiality of its trade secrets. In that event, Officer will agree to binding arbitration in accordance with the practices and procedures of the American Arbitration Association or such similar rules, suitably modified, as JohnsonDiversey may select.

These Standards of Conduct are not intended to unnecessarily or unreasonably prevent Officer from obtaining other employment in a lawful profession, trade, or business. The Standards of Conduct are also not intended to conflict with any applicable legal standards. Officer is not prohibited from becoming employed by a competing business so long as Officer observes the obligations set forth in these Standards of Conduct.

Each Standard of Conduct constitutes an independent obligation and therefore the existence of any claim or cause of action against JohnsonDiversey will not constitute any defense to enforcement of these Standards of Conduct. If the applicable law does not permit reformation since each Standard of Conduct is fully separable and divisible, any provision deemed unenforceable shall be separated and in no way diminish the validity and enforceability of the remaining Standards of Conduct. JohnsonDiversey’s indulgence or failure to enforce a particular breach of Officer’s responsibilities under this document shall not be deemed to be a waiver of JohnsonDiversey’s rights to enforce a subsequent breach of the same or a different type.

Should Officer have any questions regarding any standard, Officer should feel free to communicate those questions to the Human Resources Department. By signing this document, Officer acknowledges that Officer has received a copy of it, that Officer understands and fully intends to comply with these Standards of Conduct, and that Officer will provide a copy of this document to any potential new employer prior to accepting a position with a new employer.

This Agreement and the rights and obligations therein may be assigned by JohnsonDiversey to a successor in interest of the business of JohnsonDiversey for which the Officer chooses to be employed and the terms of this Agreement shall continue to apply for the benefit of all such successors in interest for which the Officer chooses to be employed. Such assignment will not relieve the Officer of his/her obligations to JohnsonDiversey and any other assigning employer under this Agreement and those obligations shall continue to apply for their full term as set forth in this Agreement.

The obligations contained in this Agreement should be governed by, construed and enforced in accordance with the laws of the United States.

Officer acknowledges that this Agreement has been provided to Officer in a language Officer fully understands. If this language is not English, then the translation is a translation of the English version of this Agreement. Officer agrees that the English version of this Agreement will be controlling in any and all disputes or questions arising between JohnsonDiversey and Officer related to this Agreement.

As a condition of continued employment, the compensation therefore, the grant of Stock and Stock Options in Commercial Markets Holdco, Inc., the ability to purchase shares in the future and such other compensation benefits uniquely available to Officers of JohnsonDiversey, Officer agrees to faithfully comply with the Standards of Conduct and other terms contained in this document.

/s/ Elizabeth Eisenstaedt	/s/ Joseph Smorada
WITNESS	JOSEPH SMORADA

Elizabeth Eisenstaedt	Joseph Smorada
PRINTED NAME OF WITNESS	PRINTED NAME OF OFFICER

November 1, 2004	November 1, 2004
DATE	DATE